TECHNE CORPORATION DECLARES DIVIDEND

Minneapolis/October 23, 2008-Techne Corporation (NASDAQ:TECH) announced today that its Board of Directors has decided to pay a dividend of $0.25 per share for the quarter ended September 30, 2008. The quarterly dividend will be payable November 17, 2008 to all common shareholders of record on November 3, 2008.

Thomas E. Oland, Techne Corporation's Chairman and Chief Executive Officer, said, "I am very pleased to announce that the Board has decided to pay this dividend. As a result of the Company's solid performance, approximately $300 million of cash and available-for-sale investments and strong balance sheet, the Board believes that it is appropriate to provide our shareholders with a cash return on their investment in the Company. Our current cash and available-for-sale investments combined with substantial quarterly cash generation provides us the financial flexibility to further invest in and grow our business while returning value to our shareholders through selective share repurchases and the possibility of future cash dividends."

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Techne Corporation has two operating subsidiaries:  Research and Diagnostic
Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has two subsidiaries, BiosPacific, Inc. (BiosPacific), located in Emeryville, California and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. R&D China and R&D Europe distribute biotechnology products.

Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
          (612) 379-8854